SUPPLEMENT No. 3 DATED AUGUST 13, 2013 (To Prospectus dated December 11, 2012)	Rule 424(b)(3) Registration No. 333-175248

12,639,168

Common Shares

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated December 11, 2012 (“Prospectus”), of GenSpera, Inc. (”Company), as well as all prior supplements thereto. The Prospectus relates to the resale of up to 12,639,168 shares of our common stock by the selling shareholders identified therein. This supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto.

The information attached to this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements thereto carefully before you make an investment decision.

See “Risk Factors” beginning on page 1 of the prospectus dated December 11, 2012, for risk factors and information you should consider before you purchase shares.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

SELLING SHAREHOLDERS

The Company has been notified of a change in record holder of the securities listed below. The beneficial holder of the securities remains the same. Accordingly, the Selling Shareholder table is being amended with regard to the change of the record holder.

	Common Shares Owned Before Sale					Common Shares Owned After Sale
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
Rhonda Wesolak, Individual Retirement Account RBC Capital Markets Corp Cust	-	-	-	*	-	-	*
Rhonda Wesolak Individual Retirement Account Merrill Lynch Wealth Management Cust (1)	-	16,667	16,667	*	16,667	-	*

*	Less than 1%

(1)           The Shares being registered include 16,667 shares underlying common stock purchase warrants issued to the selling shareholder in our August 08 offering.